Memorandum of Association of

1.	Company's name:

[-]	ואלור מערכות ממוחשבות בע"מ

Company's name in English:

Valor Computerized Systems Ltd.

2.	The purpose for which the company was founded:

[-]	a.	Development, manufacturing, marketing and selling of computerized systems.

[-]	b.	Investment and participation in other companies in the computerized systems field.

[-]	c.	Development and selling of knowledge in the topics of computerized systems.

3.	The liability of the members is limited.

4.	The share capital of the Company is NIS 11,000 , divided to 11,000 shares of 1 NIS each.

We the undersigned want to incorporate as a company according to this memorandum of association and agree to take each the number of shares of the Company's capital as written by the side of his name.

Names of the signatories (ID number, address,	No. of shares taken	Signature

1. Moshe Kovarsky ID 054557699
Neve Nir No. 1, Ness Tziona 70400	101	/s/ Illegible

2. R. Levitte Advocate - Trust company Ltd.
P.C. 51-120137-8 5 Zabotinsky,
(Avgad House), Ramat Gan 52520	202	/s/ R. Levitte, Adv.

Total number of shares taken:	303

Today March 3, 1992

Mahalachim Holdings (1993) Ltd.		Witness of the above signatures
/s/ Meir Kfir	Valor Computerized
	Systems Ltd. [Signature]	/s/ Yehuda Meishar
	/s/ Illegible	Yehuda Meishar, Adv.
/s/ Illegible